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                           [BROWN & WOOD LETTERHEAD]


                                                               November 25, 1998
Rolling Pin Kitchen Emporium, Inc.
4264 Winters Chapel Road
Building B
Atlanta, Georgia  30309-3450

Ladies and Gentlemen:

         We have acted as counsel to Rolling Pin Kitchen Emporium, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,500,000 shares of Common Stock, par value $.01 per share (1,725,000 shares if the over-allotment is exercised) (the "Common Stock"), of the Company, pursuant to the Registration Statement on Form SB-2 (Registration No. 333-63527) (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the proposed sale of the Common Stock to the public through underwriters.

         In our opinion, the Common Stock has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Underwriting Agreement referred to in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

         We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                           Very truly yours,

                                           /s/ BROWN & WOOD LLP
                                           --------------------
                                           BROWN & WOOD LLP